Exhibit 99.1

Chattem Reports Increased Revenues and Earnings; Affirms Fiscal 2009 Guidance

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--October 6, 2009--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the nine months and third fiscal quarter ended August 31, 2009.

“The strength of Gold Bond®, ACT®, Icy Hot® and Cortizone-10® and the successes of our 2009 new product launches for these brands produced another period of strong earnings and operating results. Our earnings and cash flow growth has allowed us to increase our cash reserves and manage our capital structure by reducing debt and repurchasing approximately 491,000 shares of our common stock in the first nine months of fiscal 2009. The Company’s domestic business, representing 95% of our total revenues, achieved growth of 3.9% and 3.5% over the year ago nine and three month periods, respectively, when excluding the discontinued Icy Hot Heat Therapy product from the first quarter of fiscal 2008,” stated Zan Guerry, Chairman and Chief Executive Officer of Chattem.

FIRST NINE MONTHS FINANCIAL RESULTS

Total revenues for the first nine months of fiscal 2009 were $353.1 million, compared to total revenues of $349.4 million in the prior year period, representing a 1.1% increase. Total domestic revenues, excluding $1.9 million of sales of Icy Hot Heat Therapy, which was recalled in the first quarter of fiscal 2008, increased $12.6 million, or 3.9%, in the first nine months of fiscal 2009 to $335.6 million, as compared to $323.0 million in the prior year period. The increase in domestic revenues was led by sales of Gold Bond, ACT, Icy Hot and Cortizone-10. Offsetting these increases were lower revenues from certain smaller brands and an $8.5 million, or 51%, increase in promotional programs recorded as a reduction of revenue rather than as advertising and promotion expense in our consolidated statement of income during the nine months ended August 31, 2009 as compared to the same year ago period. Revenues of our international division decreased by $7.0 million, or 29%, in the first nine months of fiscal 2009, resulting from our change in distributors in Latin America, general sales weakness in our European markets due to the weak economy and an adverse foreign exchange rate impact. On a constant currency basis, international revenues for the first nine months of fiscal 2009 decreased $4.6 million, or 19%, compared to the prior year period.

Net income in the first nine months of fiscal 2009 was $67.2 million, compared to $49.6 million in the prior year period, and earnings per share were $3.48, compared to $2.56 in the prior year period. Net income in the first nine months of fiscal 2009 included a loss on early extinguishment of debt and employee stock option expenses under SFAS 123R. Net income in the first nine months of fiscal 2008 included a loss on early extinguishment of debt, employee stock option expenses under SFAS 123R, non-recurring expenses related to the voluntary recall of Icy Hot Heat Therapy and a settlement related to claims alleging injury as a result of ingestion of Dexatrim® products in 1998 through 2003. As adjusted to exclude these items, net income in the first nine months of fiscal 2009 was $71.5 million, compared to $63.8 million in the prior year period, and earnings per share were $3.70, compared to $3.29 in the prior year period, an increase of 12% for both net income and earnings per share, as compared to the prior year period.

THIRD QUARTER FINANCIAL RESULTS

Total revenues for the third quarter of fiscal 2009 were $115.2 million compared to total revenues of $111.9 million in the prior year quarter, representing a 2.9% increase. Total domestic revenues increased $3.6 million, or 3.5%, in the third quarter of fiscal 2009 to $108.6 million, as compared to $105.0 million in the prior year period. The increase in domestic revenues was led by sales of Gold Bond, ACT, Icy Hot and Cortizone-10. Partially offsetting these increases were decreased sales of certain smaller brands and a $1.8 million, or 30%, increase in promotional programs recorded as a reduction of revenue rather than as advertising and promotion expense in our consolidated statement of income during the quarter ended August 31, 2009 as compared to the same year ago period. Revenues of our international division decreased by $0.4 million, or 5.6%, in the third quarter of fiscal 2009 resulting from our change in distributors in Latin America, general sales weakness in our European markets due to the weak economy and an adverse foreign exchange rate impact. On a constant currency basis, international revenues for the third quarter of fiscal 2009 increased $0.2 million, or 3%, compared to the prior year period.

Net income in the third quarter of fiscal 2009 was $23.4 million compared to net income of $14.0 million in the prior year quarter. Earnings per share in the third quarter of fiscal 2009 were $1.22 compared to $0.73 in the prior year quarter. Net income in the third quarter of fiscal 2009 included a loss on early extinguishment of debt and employee stock option expenses under SFAS 123R. Net income in the third quarter of fiscal 2008 included employee stock option expenses under SFAS 123R, a non-recurring adjustment related to the voluntary recall of Icy Hot Heat Therapy products and a settlement related to claims alleging injury as a result of ingestion of Dexatrim products in 1998 through 2003. As adjusted to exclude these items, net income in the third quarter of fiscal 2009 was $25.0 million, or $1.31 per share, compared to $22.3 million, or $1.17 per share, in the prior year quarter, reflecting increases of 12% for both net income and earnings per share, as compared to the prior year quarter.

KEY FINANCIAL HIGHLIGHTS

  Alterations in the strategy for trade promotions by our retail customers has resulted in greater utilization of price promotion programs in fiscal 2009 as compared to fiscal 2008 (an increase of $8.5 million for the first nine months of fiscal 2009 as compared to the same period in 2008). The cost of these price promotion programs is reflected as a reduction of our total revenues and not as a component of advertising and promotion expense (A&P). The utilization by retailers of more price promotion programs and the resulting impact on our reported total revenues for fiscal 2009 also arithmetically reduces our gross margin, decreases our reported A&P and the ratio of A&P as a percentage of total revenues and increases the ratio of selling, general and administrative expense as a percentage of total revenues.
  Gross margin for the first nine months of fiscal 2009 was 69.7%, compared to 71.6% for the prior year period. For the third quarter of fiscal 2009, gross margin was 69.8%, compared to 71.6% in the prior year quarter. These gross margin decreases resulted in part from higher input costs for certain product components in fiscal 2009 as compared to the same year ago periods, offset in part by consistent, and in some cases slightly lower, costs realized on certain other input components.
  Advertising and promotion expense (A&P) for the first nine months of fiscal 2009 decreased to $78.4 million or 22.2% as a percentage of total revenues, from $91.5 million, or 26.2% as a percentage of total revenues in the prior year period. For the third quarter of fiscal 2009, A&P decreased to $22.9 million, or 19.8% as a percentage of total revenues, as compared to 23.9% in the prior year quarter. We have continued to support the new product launches for fiscal 2009, which are principally from the Gold Bond, ACT, Icy Hot, Cortizone-10 and Selsun Blue® franchises, with strong A&P support to drive consumer trial of the new products and continued growth of the base business.
  Selling, general and administrative expenses (SG&A) for the first nine months of fiscal 2009 decreased to $45.0 million or 12.8% as a percentage of total revenues, from $45.7 million, or 13.0% as a percentage of total revenues for the first nine months of fiscal 2008. SG&A as a percentage of total revenues for the third quarter of fiscal 2009 decreased to 13.3% as compared to 13.4% in the prior year quarter.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) was $132.0 million, or 37.4% of total revenues, for the first nine months of fiscal 2009. EBITDA in fiscal 2009 was up 8.4%, compared to EBITDA, excluding litigation settlement costs and one-time product recall expenses, of $121.7 million, or 34.8% of total revenues, for the first nine months of fiscal 2008. EBITDA was $45.7 million, or 39.6% of total revenues, for the third quarter of fiscal 2009, up 10.0%, as compared to EBITDA, excluding litigation settlement costs and one-time product recall expenses, of $41.5 million, or 37.1% of total revenues, for the prior year quarter.
  For the first nine months of fiscal 2009, cash flow from operations increased to $83.9 million, compared to $77.3 million in the year ago period. Free cash flow, defined as cash flow from operations less capital expenditures, was $80.3 million, compared to $73.7 million in the year ago period. Our total debt was reduced during the first nine months of fiscal 2009 by $59.6 million to $399.9 million as a result of the repayment of $21.8 million of senior bank debt, the issuance of 487,123 shares of our common stock on December 4, 2008 in exchange for $28.7 million of our 2% Convertible Senior Notes due 2013 and the repurchase of $9.1 million of our 7.0% Senior Subordinated Notes (7% Notes) in the third quarter of fiscal 2009 at prices approximately equal to the par value of the 7% Notes. Subsequent to August 31, 2009, we have repurchased an additional $7.0 million of the 7% Notes at a premium to par value of 1.5%. As of the date of this release, no amounts are outstanding under our $100.0 million revolving line-of-credit.

  Effective September 30, 2009, we entered into an amendment to the credit agreement that governs our revolving line-of-credit and senior secured bank term loan to, among other things, extend the maturity date of the revolving line-of-credit portion to January 2013 and increase our flexibility to repurchase shares of our common stock and the 7% Notes. In connection with the amendment to our credit agreement our Board of Directors increased the authorization under our stock repurchase program to repurchase shares of our common stock to a total of $100.0 million.
  In the first nine months of fiscal 2009, we repurchased 491,392 shares of our common stock for approximately $26.1 million, or an average cost of $53.13 per share.

FISCAL 2009 GUIDANCE

We currently expect earnings per share in fiscal 2009 to be in the range of $4.80 - $4.90, excluding non-cash employee stock option expense under SFAS 123R of $0.26 per share, any loss on debt extinguishment, which was $0.04 per share for the first nine months of fiscal 2009, and any non-cash brand asset value impairment charge.

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA, EBITDA excluding one-time product recall expenses and free cash flow. A reconciliation of adjusted net income, EBITDA and EBITDA excluding one-time product recall expenses to net income reported in accordance with U.S. GAAP for the first nine months and third fiscal quarter of fiscal 2009 and fiscal 2008 is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flows from operations less capital expenditures. A reconciliation of free cash flow to cash flows from operations reported in accordance with U.S. GAAP is presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings financial release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the estimated stock option expense under SFAS 123R for fiscal 2009 and the fiscal 2009 earnings per share guidance. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to, the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2008, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

WEBCAST

Chattem will provide an online Web simulcast and rebroadcast of its third fiscal quarter conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, October 6, 2009, beginning at 8:30 a.m. ET. The online replay will follow shortly after the call and be available through October 13, 2009. Please note that the webcast requires Windows Media Player. For additional information please contact Robert Long, Vice President and Chief Financial Officer, at 423-822-4450.

About Chattem

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom®. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended August 31,		For the Nine Months Ended August 31,

	2009	2008	2009	2008

REVENUES	$115,171	$111,929	$353,093	$349,418

COSTS AND EXPENSES:
Cost of sales	34,765	31,753	107,153	99,127
Advertising and promotion	22,866	26,789	78,424	91,532
Selling, general and administrative	15,275	15,024	45,031	45,676
Litigation settlement	-	11,196	-	11,196
Product recall expenses	-	(112)	-	5,931
Total costs and expenses	72,906	84,650	230,608	253,462

INCOME FROM OPERATIONS	42,265	27,279	122,485	95,956

OTHER INCOME (EXPENSE):
Interest expense	(5,126)	(6,176)	(16,075)	(19,293)
Investment and other income, net	45	109	223	362
Loss on early extinguishment of debt	(405)	-	(1,101)	(526)
Total other income (expense)	(5,486)	(6,067)	(16,953)	(19,457)

INCOME BEFORE INCOME TAXES	36,779	21,212	105,532	76,499

PROVISION FOR INCOME TAXES	13,351	7,246	38,308	26,928

NET INCOME	$23,428	$13,966	$67,224	$49,571

DILUTED SHARES OUTSTANDING	19,161	19,004	19,323	19,385

NET INCOME PER COMMON SHARE (DILUTED)	$1.22	$0.73	$3.48	$2.56

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT, SFAS 123R EXPENSE, LITIGATION SETTLEMENT AND PRODUCT RECALL EXPENSES) PER COMMON SHARE (DILUTED):

Net income	$23,428	$13,966	$67,224	$49,571
Add:
Loss on early extinguishment of debt	405	-	1,101	526
SFAS 123R expense	2,124	1,701	5,667	4,281
Litigation settlement	-	11,196	-	11,196
Product recall expenses	-	(112)	-	5,931
Provision for income taxes	(918)	(4,464)	(2,457)	(7,721)

Net income (excluding debt extinguishment, SFAS 123R expense, litigation settlement and product recall expenses)	$25,039	$22,287	$71,535	$63,784

Net income (excluding debt extinguishment, SFAS 123R expense, litigation settlement and product recall expenses) per common share (diluted)	$1.31	$1.17	$3.70	$3.29

EBITDA RECONCILIATION (EXCLUDING LITIGATION SETTLEMENT AND PRODUCT RECALL EXPENSES):

Net income	$23,428	$13,966	$67,224	$49,571
Add:
Provision for income taxes	13,351	7,246	38,308	26,928
Interest expense, net (includes loss on early extinguishment of debt)	5,486	6,067	16,953	19,457
Depreciation and amortization (including SFAS 123R expense, less amounts included in interest)	3,388	3,145	9,465	8,604
EBITDA	$45,653	$30,424	$131,950	$104,560
Litigation settlement	-	11,196	-	11,196
Product recall expenses	-	(112)	-	5,931
EBITDA (excluding litigation settlement and product recall expenses)	$45,653	$41,508	$131,950	$121,687

Depreciation & amortization (including SFAS 123R expense)	$4,010	$3,801	$11,338	$10,597
Capital expenditures	$1,389	$1,101	$3,623	$3,567

CASH FLOWS FROM OPERATIONS:	For the Nine Months Ended August 31,

	2009	2008

Net income	$67,224	$49,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,671	6,316
Deferred income taxes	12,635	12,404
Tax benefit realized from stock options exercised	(325)	(2,342)
Stock-based compensation expense	5,667	4,281
Loss on early extinguishment of debt	1,101	526
Other, net	(1)	137
Changes in operating assets and liabilities:
Accounts receivable	828	(7,567)
Inventories	(1,363)	2,611
Prepaid expenses and other current assets	(5,174)	(5,885)
Accounts payable and accrued liabilities	(2,376)	17,248
Net cash provided by operating activities	$83,887	$77,300

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities	$83,887	$77,300
Less: Capital expenditures	(3,623)	(3,567)
Free cash flow	$80,264	$73,733

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CHATTEM, INC.
SELECTED SUMMARY FINANCIAL DATA
(In thousands)
(Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

	For the Three Months Ended		For the Nine Months Ended
	August 31, 2009	August 31, 2008	August 31, 2009	August 31, 2008

TOTAL REVENUES	100%	100%	100%	100%

COSTS AND EXPENSES:
Cost of sales	30.2	28.4	30.3	28.4
Advertising and promotion	19.8	23.9	22.2	26.2
Selling, general and administrative	13.3	13.4	12.8	13.0
Product recall expenses	-	10.0	-	3.2
Litigation settlement	-	(0.1)	-	1.7
Total costs and expenses	63.3	75.6	65.3	72.5

INCOME FROM OPERATIONS	36.7	24.4	34.7	27.5

OTHER INCOME (EXPENSE):
Interest expense	(4.4)	(5.5)	(4.6)	(5.5)
Investment and other income, net	-	0.1	0.1	0.1
Loss on early extinguishment of debt	(0.4)	-	(0.3)	(0.2)
Total other income (expense)	(4.8)	(5.4)	(4.8)	(5.6)

INCOME BEFORE INCOME TAXES	31.9	19.0	29.9	21.9

PROVISION FOR INCOME TAXES	11.6	6.5	10.9	7.7

NET INCOME	20.3%	12.5%	19.0%	14.2%

SELECTED BALANCE SHEET DATA:	August 31, 2009	August 31, 2008

Cash and cash equivalents	$59,400	$13,031
Accounts receivable, net	$48,589	$51,320
Inventories	$42,336	$40,655
Accounts payable, accrued liabilities and bank overdraft	$38,181	$56,277

Senior bank debt	$105,250	$127,750
Subordinated debt	294,670	332,500
Total debt	$399,920	$460,250

SHARE REPURCHASE DATA:	For the Three Months Ended		For the Nine Months Ended
	August 31, 2009	August 31, 2008	August 31, 2009	August 31, 2008

Shares repurchased	-	231	491	418
Cash paid for share repurchases	$-	$13,773	$26,107	$26,327

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the third quarter of fiscal 2009, as compared to the corresponding period in fiscal 2008, were as follows:
			Increase (Decrease)
	2009	2008	Amount	Percentage
Medicated skin care	$38,429	$35,806	$2,623	7%
Topical pain care	26,023	24,192	1,831	8%
Oral care	17,089	15,859	1,230	8%
Internal OTC's	11,307	12,149	(842)	(7%)
Medicated dandruff shampoos	7,216	7,654	(438)	(6%)
Dietary supplements	5,141	4,939	202	4%
Other OTC and toiletry products	3,391	4,364	(973)	(22%)
Total domestic	108,596	104,963	3,633	3%
International revenues (including royalties)	6,575	6,966	(391)	(6%)
Total revenues	$115,171	$111,929	$3,242	3%

Net sales by domestic product category and total international for the first nine months of fiscal 2009, as compared to the corresponding period in fiscal 2008, were as follows:
			Increase (Decrease)
	2009	2008	Amount	Percentage
Medicated skin care	$117,856	$107,931	$9,925	9%
Topical pain care *	72,380	74,279	(1,899)	(3%)
Oral care	53,839	47,045	6,794	14%
Internal OTC's	34,357	36,633	(2,276)	(6%)
Medicated dandruff shampoos	26,304	26,940	(636)	(2%)
Dietary supplements	14,982	15,446	(464)	(3%)
Other OTC and toiletry products	15,884	16,695	(811)	(5%)
Total domestic	335,602	324,969	10,633	3%
International revenues (including royalties)	17,491	24,449	(6,958)	(28%)
Total revenues	$353,093	$349,418	$3,675	1%

* Includes Icy Hot Heat Therapy and Icy Hot Pro Therapy

CONTACT:
Chattem, Inc.
Robert Long, 423-822-4450
Vice President and Chief Financial Officer